At Home Group Inc. Announces Third Quarter Fiscal 2017 Financial Results

•	Q3 net sales increased 22.4%, representing 10th consecutive quarter of 20%+ growth
•	Q3 comparable store sales increased 4.2%, representing 11th consecutive quarter of comp sales growth
•	Q3 net loss per share improved $0.18 to $(0.03)
•	Q3 pro forma adjusted EPS[1] increased $0.04 to $0.03

Plano, Texas, December 6, 2016 -- At Home Group Inc. (NYSE: HOME), the home décor superstore, today announced its financial results for the third quarter of fiscal 2017, which ended October 29, 2016.

Lee Bird, President and Chief Executive Officer, stated: “We are pleased to report strong third quarter results driven by broad-based strength across both new and existing stores.  Our differentiated, value-oriented product offering resonated with our customers and, combined with the progress we are making on our merchandising and marketing initiatives, drove our tenth consecutive quarter of over 20% net sales growth and our eleventh consecutive quarter of positive comparable store sales growth. This strong top line performance drove increased profitability on an adjusted basis as we generated pro forma adjusted EPS1 of $0.03 while continuing to make the appropriate investments in our business to support our planned growth.”

For the Thirteen Weeks Ended October 29, 2016

•

Net sales increased 22.4% to $170.7 million from $139.4 million in the thirteen weeks ended October 31, 2015 driven by the net addition of 22 new stores since the third quarter of fiscal 2016 and a comparable store sales increase of 4.2%.

•	We opened 7 new stores in the third quarter of fiscal 2017 and ended the quarter with 122 stores in 30 states. This represents a 22.0% increase in total stores since the third quarter of fiscal 2016.

•

Gross profit increased 24.0% to $51.4 million from $41.4 million in the prior year. Gross margin increased 40 basis points to 30.1%  primarily due to product margin improvement, partially offset by costs associated with investments in incremental inventory and increased occupancy costs resulting from the sale-leaseback transactions that occurred in the third quarter of fiscal 2017.

•

Selling, general and administrative expenses (“SG&A”) increased 26.9% to $45.8 million from $36.1 million in the prior year period. The increase is primarily driven by the net addition of 22 stores since the end of the third quarter of fiscal 2016,  $3.4 million of stock-based compensation and transaction costs associated with our initial public offering (“IPO”) and corporate and strategic investments to support our growth strategies, including labor cost associated with the inflow of incremental inventory and a $1.5 million increase in brand advertising to continue driving consumer awareness of the At Home brand.

•

Adjusted SG&A1, which excludes nonrecurring costs incurred in conjunction with our IPO, increased 17.9% to $42.4 million and 24.8% of net sales compared to $35.9 million and 25.8%  of net sales in the third quarter of last year.

•

Operating income was $4.5 million compared to $4.6 million in the third quarter of fiscal 2016. Operating margin decreased 60 basis points to 2.7%, primarily driven by IPO-related costs and our investments in brand advertising partially offset by improvement in gross margin.

•	Adjusted operating income[1] increased 65.6% to $7.9 million and 4.7% of net sales compared to $4.8 million and 3.4% of net sales in the same quarter last year.

•

Interest expense decreased to $5.2 million from $8.4 million in the same quarter last year due to the repayment in full of our $130.0 million second lien term loan facility (the “Second Lien Facility”) in the third quarter of fiscal 2017 utilizing net proceeds from our IPO.

•

Income tax benefit was $1.5 million based on an effective tax rate of 44.8%  compared to expense of $7.1 million and an effective tax rate of (187.9)% in the same quarter of the prior year. The prior year effective tax rate was primarily impacted by changes in the valuation allowance on deferred tax assets.

•

Net loss in the third quarter of fiscal 2017 was $1.9 million, which included a $2.7 million loss on extinguishment of debt related to the repayment of our Second Lien Facility. We recognized a net loss of $10.9 million in the third quarter of fiscal 2016.

•	Pro forma adjusted net income[1] was $1.8 million compared to a pro forma adjusted net loss of $0.4 million in the third quarter of fiscal 2016.

•	EPS was $(0.03) compared to $(0.21) in the third quarter of fiscal 2016. Pro forma adjusted EPS[1] was $0.03 compared to $(0.01) in the third quarter of fiscal 2016.

•	Adjusted EBITDA[1] increased 20.1% to $22.6 million for the thirteen weeks ended October 29, 2016.

For the Thirty-nine Weeks Ended October 29, 2016

•

Net sales increased 21.6% to $531.1 million from $436.7 million in the thirty-nine weeks ended October 31, 2015,  driven by the net addition of 22 new stores since the third quarter of fiscal 2016 and a comparable store sales increase of 2.3% over the prior year period.

•

Gross profit increased 21.4% to $171.8 million year to date from $141.5 million in the comparable prior year period. Gross margin decreased 10 basis points to 32.3% due to costs associated with investments in incremental inventory and increased occupancy costs as a result of our third quarter fiscal 2017 and fiscal 2016 sale-leaseback transactions.

•

SG&A increased 28.8% to $125.4 million from $97.4 million in the same period of fiscal 2016. The increase is primarily driven by the net addition of 22 stores,  including a $2.2 million increase in preopening costs due to the number and timing of new store openings,  $3.4 million of stock-based compensation and transaction costs associated with our IPO as well as corporate and strategic investments to support our growth strategies, including labor cost associated with the inflow of incremental inventory and a  $5.0 million increase in brand advertising to continue driving consumer awareness of the At Home brand.

•

Adjusted SG&A1, which excludes nonrecurring costs incurred in conjunction with our IPO, increased 25.7% to $122.0 million and 23.0% of net sales compared to $97.1 million and 22.2% of net sales through the third quarter of last year.

•

Operating income was $43.4 million year to date compared to $42.5 million in the same period of fiscal 2016. Operating margin decreased 150 basis points to 8.2%, primarily driven by IPO-related costs, an increase in preopening expenses and our investments in brand advertising.

•	Adjusted operating income[1] increased 9.4% to $46.8 million and 8.8% of net sales year to date compared to $42.8 million and 9.8% of net sales in the same period of fiscal 2016.

•

Interest expense decreased to $21.9 million from $28.2 million in the comparable period of the prior year due to the June 2015 refinancing of our 10.75% senior secured notes as well as the repayment in full of our $130.0 million Second Lien Facility in the third quarter of fiscal 2017 utilizing net proceeds from our IPO.

•

Income tax expense was $7.0 million based on an effective tax rate of 37.2% in the first thirty-nine weeks of fiscal 2017 as compared to $33.5 million and an effective tax rate of (154.0)% in the prior year period. The prior year effective tax rate was primarily impacted by changes in the valuation allowance on deferred tax assets.

•

Net income was $11.8 million in the thirty-nine weeks ended October 29, 2016, which included a $2.7 million loss on the extinguishment of debt in the third quarter. This compares to a net loss of $55.2 million in the thirty-nine weeks ended October 31, 2015, which included a $36.0 million loss on the extinguishment of debt in the second quarter.

•	Pro forma adjusted net income[1] was $19.1 million year to date compared to $16.8 million in the comparable prior year period.

•	EPS was $0.21 year to date compared to $(1.08) in the comparable fiscal 2016 period. Pro forma adjusted EPS[1] was $0.31 year to date versus $0.27 in the comparable prior year period.

•	Adjusted EBITDA[1] increased 14.3% to $93.1 million for the thirty-nine weeks ended October 29, 2016.

Initial Public Offering

In August 2016 we completed our IPO, using substantially all of the net proceeds to repay in full our $130.0 million Second Lien Facility.  The repayment resulted in a loss on extinguishment of debt in the amount of $2.7 million, which was recognized in the third quarter of fiscal 2017.

Improved Credit Rating

On August 31, 2016, Moody's Investor Service upgraded At Home Holding III Inc.'s Corporate Family Rating to "B1" from "B2". On September 9, 2016, S&P Global Ratings raised our corporate credit rating to "B" from "B -". Both rating agencies cited our reduced leverage as a result of the repayment of our Second Lien Facility with IPO proceeds, as well as their expectations that continued solid operating performance due to new unit expansion and positive comparable store sales growth will support further credit metric improvement.

Sale-leaseback Transactions

In August 2016, we entered into a sale-leaseback transaction pursuant to which we sold four properties for a total of $32.6 million. Contemporaneously with the closing of the sale, we entered into a lease pursuant to which we leased back the properties for cumulative initial annual rent of $2.2 million, subject to annual escalations. Approximately $3.7 million of the proceeds from the sale were used to pay off a note payable on one of the properties.

In September 2016, we entered into a sale-leaseback transaction pursuant to which we sold three properties for a total of $30.6 million. Contemporaneously with the closing of the sale, we entered into a lease pursuant to which we leased back the properties for cumulative initial annual rent of $2.1 million, subject to annual escalations.

Balance Sheet Highlights as of October 29, 2016

•	Total liquidity (cash plus $124.0 million of availability under our revolving credit facility) was $131.7 million.

•	Total debt was $302.4 million compared to $439.2 million as of October 31, 2015. There was $87.0 million outstanding under our revolving credit facility as of October 29, 2016.

Fiscal 2017 Outlook & Key Assumptions

Judd Nystrom, Chief Financial Officer, stated: “As a result of our strong third quarter performance and fourth quarter momentum, we are increasing our fiscal 2017 top and bottom line expectations. For the full year, we now expect to achieve 20% to 22% net sales growth, an approximately six-fold increase in net income, and a  34% to 40% increase in pro forma adjusted net income.”  Below is an overview of our outlook for selected fiscal 2017 financial data and related assumptions:

•

Net sales are expected to be in a range of $750 million to $758 million. Our net sales growth outlook is based on 23 net new store openings and an assumed comparable store sales increase of 2.5% to 3.0%.

•

Net income is expected to be in a range of $24.5 million to $26 million, with pro forma adjusted net income[1] in a range of $34.0 million to $35.5 million[2], based on an assumed 38.5% annual effective tax rate for fiscal 2017 and annual interest expense of approximately $27 million.

•

EPS is expected to be in a range of $0.43 to $0.46, with pro forma adjusted EPS[1] in a range of $0.54 to $0.57, based on assumed diluted weighted average shares outstanding of approximately 56.5 million and pro forma diluted weighted average shares outstanding[1] of approximately 62.5 million, respectively.

•	Gross capital expenditures are expected to be in a range of $138 million to $148 million, or $75 million to $85 million net of assumed sale-leaseback proceeds.

1 Represents a non-GAAP financial measure. For additional information about non-GAAP measures, including reconciliations to the most directly comparable financial measures presented in accordance with GAAP, please see “Non-GAAP Measures” below.

2 Projected pro forma adjusted net income excludes the following estimated pre-tax adjustments for fiscal 2017: a $2.7 million loss on extinguishment of debt from the use of IPO proceeds to repay our $130.0 million Second Lien Facility; $5.6 million in non-cash stock-based compensation related to a special one-time IPO bonus grant; $0.7 million of transaction related costs associated with our IPO; and a $6.1 million pro forma interest adjustment to normalize results for the impact of repaying our Second Lien Facility with IPO proceeds.

Conference Call Details

A conference call to discuss the third quarter fiscal 2017 financial results is scheduled for today, December 6, 2016, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-0789 (international callers please dial 201-689-8562) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call, together with related materials, will be available online at investor.athome.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online at investor.athome.com and by dialing 877-870-5176 (international callers please dial 858-384-5517). The pin number to access the telephone replay is 13646960. The replay will be available until December 13, 2016.

Terminology

We define certain terms used in this release as follows:

"Adjusted EBITDA" means net income (loss) before interest expense, net, loss from early extinguishment of debt, income tax (benefit) provision and depreciation and amortization, adjusted for the impact of certain other items permitted by our debt agreements, including certain legal settlements and consulting and other professional fees, costs associated with new store openings, relocation and employee recruiting incentives, management fees and expenses, stock-based compensation expense, impairment of our trade name and non-cash rent.

“Adjusted Net Income (Loss)” means net income (loss) before certain one-time expenses associated with our IPO and non-cash stock-based compensation related to a special one-time IPO bonus grant, as well as loss on extinguishment of debt and the tax impact of such adjustments.

“adjusted operating income” means operating income before certain one-time expenses associated with our IPO and non-cash stock-based compensation related to a special one-time IPO bonus grant.

“adjusted SG&A” means selling, general and administrative expenses, excluding certain one-time expenses associated with our IPO and non-cash stock-based compensation related to a special one-time IPO bonus grant.

"comparable store sales" means, for any reporting period, the change in period-over-period net sales for the comparable store base, beginning with stores on the first day of the sixteenth full fiscal month following the store's opening. When a store is being relocated or remodeled, we exclude sales from that store in the calculation of comparable store sales until the first day of the sixteenth full fiscal month after it reopens.

“EPS” means diluted earnings per share.

“GAAP” means accounting principles generally accepted in the United States.

“pro forma adjusted net income (loss)” means Adjusted Net Income (Loss) as adjusted for comparability between periods to reflect the impact of interest on indebtedness repaid during the periods presented, the tax impact of adjustments to Adjusted Net Income (Loss) and normalization of income tax rates during the periods presented.

“pro forma adjusted EPS” means pro forma adjusted net income (loss) divided by pro forma diluted weighted average shares outstanding.

“pro forma diluted weighted average shares outstanding” means diluted share count on a pro forma basis after giving effect to the issuance of the shares of common stock in the IPO as if it had occurred at the beginning of the period presented.

“Store-level Adjusted EBITDA” means Adjusted EBITDA, adjusted further to exclude the impact of certain corporate overhead expenses, which we do not consider in our evaluation of the ongoing performance of our stores from period to period.

Forward-Looking Statements

This release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as "anticipate," "are confident," "assumed," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "on track," "plan," "potential," "predict," "seek," "should," or "vision," or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our outlook and assumptions for financial performance for fiscal 2017, as well as statements about the markets in which we operate, expected new store openings, potential growth opportunities and future capital expenditures and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in our final prospectus, dated August 3, 2016, filed pursuant to Rule 424(b) under the Securities Act of 1933 with the SEC under the headings "Prospectus Summary," "Risk Factors," “Cautionary Note Regarding Forward-Looking Statements,” "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business,” and in future filings we may make with the SEC, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this release are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained herein. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with the forward-looking statements contained in this prospectus, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this release speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this document.

About At Home Group Inc.

At Home, the home décor superstore, is focused on providing customers with the broadest assortment of home décor products to suit any style, any room, at any budget, for any reason to redecorate.  With a wide assortment of 50,000 items throughout our stores, At Home enables customers to express themselves and create a home that reflects their personality and style.  Our differentiated merchandising strategy allows us to identify trends and then value engineer products to provide the aesthetics our customers want at attractive price points.  Our highly efficient operating model seeks to drive growth and profitability while minimizing operating risk, ultimately allowing us to deliver exceptional value to our customers.  We utilize a flexible and disciplined real estate strategy that enables us to successfully open and operate stores across a wide range of formats and markets.  We believe that our broad and comprehensive offering and compelling value proposition combine to create a leading destination for home décor.  As of December 6, 2016, At Home operated 123 stores in 30 states and is headquartered in Plano, Texas.  For more information, visit investor.athome.com.

-Financial Tables to Follow-

AT HOME GROUP INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	October 29, 2016	January 30, 2016	October 31, 2015
Assets
Current assets:
Cash and cash equivalents	$7,663	$5,428	$6,800
Inventories, net	248,053	176,388	192,921
Prepaid expenses	4,675	6,351	6,713
Other current assets	3,186	3,229	856
Total current assets	263,577	191,396	207,290
Property and equipment, net	314,114	272,776	250,726
Goodwill	569,732	569,732	569,732
Trade name	1,452	872	872
Debt issuance costs, net	1,322	1,323	1,454
Restricted cash	630	26	861
Noncurrent deferred tax asset	34,226	14,726	4,909
Other assets	544	3,959	3,399
Total assets	$1,185,597	$1,054,810	$1,039,243
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$66,482	$31,139	$32,033
Accrued liabilities	75,834	54,472	48,304
Revolving line of credit	87,020	76,600	91,000
Current portion of deferred rent	6,983	4,518	4,409
Current portion of long-term debt and financing obligations	3,720	3,789	3,777
Income taxes payable	13,244	—	31,955
Total current liabilities	253,283	170,518	211,478
Long-term debt	291,864	422,610	422,631
Financing obligations	18,649	19,017	19,136
Deferred rent	104,175	70,156	69,821
Other long-term liabilities	2,641	3,356	6,983
Total liabilities	670,612	685,657	730,049
Shareholders' Equity
Common stock; $0.01 par value; 500,000,000 shares authorized; 60,366,768, 50,836,727 and 50,836,727 shares issued and outstanding, respectively	604	508	508
Additional paid-in capital	543,674	409,746	408,561
Accumulated deficit	(29,293)	(41,101)	(99,875)
Total shareholders' equity	514,985	369,153	309,194
Total liabilities and shareholders' equity	$1,185,597	$1,054,810	$1,039,243

AT HOME GROUP INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015

Net sales	$170,678	$139,431	$531,121	$436,655
Cost of sales	119,283	97,993	359,371	295,140
Gross profit	51,395	41,438	171,750	141,515

Operating expenses
Selling, general and administrative expenses	45,784	36,093	125,399	97,388
Depreciation and amortization	1,078	707	2,940	1,641
Total operating expenses	46,862	36,800	128,339	99,029

Operating income	4,533	4,638	43,411	42,486
Interest expense, net	5,177	8,409	21,888	28,177
Loss on extinguishment of debt	2,715	—	2,715	36,045
(Loss) income before income taxes	(3,359)	(3,771)	18,808	(21,736)
Income tax (benefit) provision	(1,503)	7,086	7,000	33,463
Net (loss) income	$(1,856)	$(10,857)	$11,808	$(55,199)

Earnings per share:
Net (loss) income per common share:
Basic	$(0.03)	$(0.21)	$0.22	$(1.08)
Diluted	$(0.03)	$(0.21)	$0.21	$(1.08)
Weighted average shares outstanding:
Basic	59,615,926	50,836,727	53,763,127	50,836,727
Diluted	59,615,926	50,836,727	55,303,519	50,836,727

AT HOME GROUP INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Thirty-nine Weeks Ended
	October 29, 2016	October 31, 2015
Operating Activities
Net income (loss)	$11,808	$(55,199)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	26,378	20,842
Loss (gain) on disposal of fixed assets	261	(1,790)
Non-cash interest expense	2,170	1,935
Amortization of deferred gain on sale-leaseback	(3,253)	(2,201)
Deferred income taxes	(19,500)	(2,491)
Stock-based compensation	6,093	3,477
Loss on extinguishment of debt	2,715	36,045
Changes in operating assets and liabilities
Inventories	(71,665)	(50,665)
Prepaid expenses and other current assets	1,729	1,230
Other assets	(1,886)	(2,820)
Accounts payable	29,297	(4,200)
Accrued liabilities	20,642	(7,959)
Income taxes payable	13,531	31,441
Deferred rent	8,679	5,564
Net cash provided by (used in) operating activities	26,999	(26,791)
Investing Activities
Purchase of property and equipment	(92,945)	(73,915)
Purchase of intangible assets	(580)	(19)
Change in restricted cash	(605)	16,399
Net proceeds from sale of property and equipment	62,069	45,582
Net cash used in investing activities	(32,061)	(11,953)
Financing Activities
Payments under lines of credit	(302,489)	(162,100)
Proceeds from lines of credit	312,909	185,700
Payment of debt issuance costs	(323)	(13,779)
Proceeds from issuance of long-term debt	—	430,000
Payment of Second Lien Term Loan	(130,000)	—
Payment of Senior Secured Notes	—	(389,027)
Payments on financing obligations	(402)	(231)
Payments on long-term debt	(5,342)	(9,725)
Proceeds from issuance of common stock	132,944	—
Net cash provided by financing activities	7,297	40,838
Increase in cash and cash equivalents	2,235	2,094
Cash and cash equivalents, beginning of period	5,428	4,706
Cash and cash equivalents, end of period	$7,663	$6,800

Supplemental Cash Flow Information
Cash paid for interest	$15,976	$32,982
Cash paid for income taxes	$11,730	$783

Non-GAAP Measures

Certain financial measures presented in this release, such as comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA, are not recognized under GAAP.

We present comparable store sales, which is not a recognized financial measure under GAAP, because it allows us to evaluate how our store base is performing by measuring the change in period-over-period net sales in stores that have been open for the applicable period.  We present Adjusted EBITDA and Store-level Adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as interest, depreciation, amortization, loss on extinguishment of debt and taxes, as well as costs related to new store openings, which are incurred on a limited basis with respect to any particular store when opened and are not indicative of ongoing core operating performance. We present adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding and pro forma adjusted EPS, which are not recognized financial measures under GAAP, because we believe investors’ understanding of our operating performance is enhanced by the disclosure of selling, general and administrative expenses, operating income, net income, diluted weighted average shares outstanding and earnings per diluted share adjusted for nonrecurring charges associated with events such as our IPO and refinancing transactions.

You are encouraged to evaluate each of these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating our non-GAAP measures, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentation.  Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of our non-GAAP financial measures in the future, and any such modification may be material. In addition, comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

Comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA have limitations as analytical tools and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP.  We compensate for these limitations by relying primarily on our GAAP results and using comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA only as supplemental information.

AT HOME GROUP INC.

Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except share and per share data)

(Unaudited)

The tables below reconcile the non-GAAP financial measures of adjusted SG&A, adjusted operating income, Adjusted Net Income (Loss), pro forma adjusted net income (loss), pro forma diluted weighted average shares outstanding, pro forma adjusted EPS, Adjusted EBITDA and Store-level Adjusted EBITDA to their most directly comparable GAAP financial measures.

Reconciliation of selling, general and administrative expenses as reported to adjusted SG&A

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015

Selling, general and administrative expenses as reported	$45,784	$36,093	$125,399	$97,388
Adjustments:
Stock-based compensation related to special one-time IPO bonus grant(a)	(2,708)	—	(2,708)	—
IPO transaction costs(b)	(701)	(157)	(725)	(335)
Adjusted selling, general and administrative expenses	$42,375	$35,936	$121,966	$97,053

Reconciliation of operating income as reported to adjusted operating income

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015

Operating income as reported	$4,533	$4,638	$43,411	$42,486
Adjustments:
Stock-based compensation related to special one-time IPO bonus grant(a)	2,708	—	2,708	—
IPO transaction costs(b)	701	157	725	335
Adjusted operating income	$7,942	$4,795	$46,844	$42,821
Adjusted operating margin	4.7%	3.4%	8.8%	9.8%

Reconciliation of diluted weighted average shares outstanding as reported to pro forma diluted weighted average shares outstanding

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015

Diluted weighted average shares outstanding	59,615,926	50,836,727	55,303,519	50,836,727
Adjustment for issuance of shares at IPO(d)	750,842	9,530,041	6,603,641	9,530,041
Dilutive effect of stock options(e)	1,312,972	—	—	1,929,829
Pro forma diluted weighted average shares outstanding	61,679,740	60,366,768	61,907,160	62,296,597

Reconciliation of net income (loss) as reported to pro forma adjusted net income (loss)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015

Net (loss) income as reported	$(1,856)	$(10,857)	$11,808	$(55,199)
Adjustments:
Loss on extinguishment of debt	2,715	—	2,715	36,045
Stock-based compensation related to special one-time IPO bonus grant(a)	2,708	—	2,708	—
IPO transaction costs(b)	701	157	725	335
Tax impact of adjustments to net (loss) income(c)	(2,740)	295	(2,288)	56,008
Adjusted Net Income (Loss)	1,528	(10,405)	15,668	37,189
Adjustments for comparability between periods:
Interest on Senior Secured Notes(f)	—	—	—	4,000
Interest on Second Lien Term Loan(g)	138	2,958	6,054	8,874
Tax impact of adjustments to Adjusted Net Income (Loss)(c)	(62)	5,558	(2,253)	19,820
Tax rate normalization(h)	181	1,489	(398)	(53,098)
Pro forma adjusted net income (loss)	$1,785	$(400)	$19,071	$16,785
Pro forma diluted weighted average shares outstanding	61,679,740	60,366,768	61,907,160	62,296,597
Pro forma adjusted EPS	$0.03	$(0.01)	$0.31	$0.27

(a)

Non-cash stock-based compensation associated with a special one-time initial public offering bonus grant to senior executives, which we do not consider in our evaluation of our ongoing performance. The grant was made in addition to the ongoing equity incentive program that we have in place to incentivize and retain management and was made to reward certain senior executives for historical performance and allow them to benefit from future successful outcomes for our Sponsors.

(b)	Charges incurred in connection with our initial public offering, which we do not expect to recur and do not consider in our evaluation of our ongoing performance.
(c)

Represents the tax impact associated with the adjusted expenses utilizing the effective tax rate in effect during the periods presented.  The effective tax rate for the thirteen weeks ended October 29, 2016 and October 31, 2015 was 44.8% and (187.9)%, respectively.  The effective tax rate for the thirty-nine weeks ended October 29, 2016 and October 31, 2015 was 37.2% and (154.0)%, respectively.

(d)	Reflects the weighted average impact of common shares issued with our initial public offering in August 2016 as if they had been outstanding the entire period.
(e)	Reflects the dilutive impact of stock options utilizing the treasury stock method with regard to pro forma adjusted net income (loss) in the period.
(f)	Adjusts interest expense for the June 5, 2015 refinancing of our $360.0 million 10.75% Senior Secured Notes with $430.0 million of indebtedness under our first and second lien term loan facilities.
(g)

Adjusts stated interest expense for use of IPO proceeds for repayment in full of the $130.0 million of principal amount of indebtedness under our second lien term loan facility, which occurred in the third quarter of fiscal 2017.

(h)

Represents the tax impact required in each period to present pro forma adjusted net income, including all outlined adjustments, subject to a normalized annual effective tax rate of 38.5% and 39.0% for fiscal years 2017 and 2016, respectively.

Reconciliation of net (loss) income to EBITDA (excluding loss on extinguishment of debt), Adjusted EBITDA and Store-level Adjusted EBITDA

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015

Net (loss) income	$(1,856)	$(10,857)	$11,808	$(55,199)
Interest expense, net	5,177	8,409	21,888	28,177
Loss on extinguishment of debt	2,715	—	2,715	36,045
Income tax (benefit) provision	(1,503)	7,086	7,000	33,463
Depreciation and amortization(a)	9,373	7,648	26,378	20,842
EBITDA	$13,906	$12,286	$69,789	$63,328
Legal settlements and consulting and other professional services(b)	1,267	123	2,598	2,070
Costs associated with new store openings(c)	2,812	3,448	9,700	7,780
Relocation and employee recruiting costs(d)	45	67	190	304
Management fees and expenses(e)	71	902	1,847	2,737
Stock-based compensation expense(f)	1,135	1,185	3,385	3,477
Stock-based compensation related to special one-time IPO bonus grant(g)	2,708	—	2,708	—
Non-cash rent(h)	559	869	2,159	1,911
Other(i)	89	(69)	764	(149)
Adjusted EBITDA	$22,592	$18,811	$93,140	$81,458
Corporate overhead expenses(j)	15,028	14,213	44,940	38,297
Store-level Adjusted EBITDA	$37,620	$33,024	$138,080	$119,755

(a)	Includes the portion of depreciation and amortization expenses that are classified as cost of sales in our consolidated statements of operations.
(b)

Primarily consists of (i) consulting and other professional fees with respect to tax consulting services as well as completed projects to enhance our accounting and finance capabilities and other public company readiness initiatives, of $1.3 million and $0.5 million during the thirteen weeks ended October 29, 2016 and October 31, 2015, respectively, and $2.6 million and $2.0 million during the thirty-nine weeks ended October 29, 2016 and October 31, 2015, respectively and (ii) litigation settlement charges and related legal fees for certain claims and legal costs for other matters relating to events that arose prior to our acquisition by our Sponsors that have concluded in the amounts of $(0.4) million for the thirteen weeks ended October 31, 2015 and $0.1 million for the thirty-nine weeks ended October 31, 2015. Adjustments related to such items for the other periods presented were not material.

(c)

Non-capital expenditures associated with opening new stores, including marketing and advertising, labor and cash occupancy expenses. We anticipate that we will continue to incur cash costs as we open new stores in the future. We opened seven and eight new stores during the thirteen weeks ended October 29, 2016 and October 31, 2015, respectively, and 23 and 20 new stores during the thirty-nine weeks ended October 29, 2016 and October 31, 2015, respectively.

(d)	Primarily reflects employee recruiting and relocation costs in connection with the build-out of our management team.
(e)

Reflects management fees paid to our Sponsors in accordance with our management agreement. In connection with our initial public offering, the management agreement was terminated on August 3, 2016 and our Sponsors will no longer receive management fees from us.

(f)	Non-cash stock-based compensation related to the ongoing equity incentive program that we have in place to incentivize and retain management.
(g)

Non-cash stock-based compensation associated with a special one-time initial public offering bonus grant to senior executives, which we do not consider in our evaluation of our ongoing performance. The grant was made in addition to the ongoing equity incentive program that we have in place to incentivize and retain management and was made to reward certain senior executives for historical performance and allow them to benefit from future successful outcomes for our Sponsors.

(h)

Consists of the non-cash portion of rent, which reflects (i) the extent to which our GAAP straight-line rent expense recognized exceeds or is less than our cash rent payments, partially offset by (ii) the amortization of deferred gains on sale-leaseback transactions that are recognized to rent expense on a straight-line basis through the applicable lease term. The offsetting amounts relating to the amortization of deferred gains on sale-leaseback transactions were $1.4 million and $0.8 million during the thirteen weeks ended October 29, 2016 and October 31, 2015, respectively, and $3.3 million and $2.2 million during the thirty-nine weeks ended October 29, 2016 and October 31, 2015, respectively. The GAAP straight-line rent expense adjustment can vary depending on the average age of our lease portfolio, which has been impacted by our significant growth over the last four fiscal years. For newer leases, our rent expense recognized typically exceeds our cash rent payments while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(i)	Other adjustments include amounts our management believes are not representative of our ongoing operations, including:

        for the thirty-nine weeks ended October 29, 2016, a loss of $0.3 million recognized on the sale of land in connection with the expansion of our distribution center; and

        for the thirty-nine weeks ended October 31, 2015, expenses incurred for a store closure in the aggregate amount of $0.5 million and a gain of $(1.8) million recognized on the sale of our property in Houston, Texas.

(j)

Reflects corporate overhead expenses, which are not directly related to the profitability of our stores, to facilitate comparisons of store operating performance as we do not consider these corporate overhead expenses when evaluating the ongoing performance of our stores from period to period. Corporate overhead expenses, which are a component of selling, general and administrative expenses, are comprised of various home office general and administrative expenses such as payroll expenses, occupancy costs, marketing and advertising, and consulting and professional fees. See our discussion of the changes in selling, general and administrative expenses presented in "—Results of Operations". Store-level Adjusted EBITDA should not be used as a substitute for consolidated measures of profitability or performance because it does not reflect corporate overhead expenses that are necessary to allow us to effectively operate our stores and generate Store-level Adjusted EBITDA. We anticipate that we will continue to incur corporate overhead expenses in future periods.

Investor Relations:
ICR, Inc.
Anne Rakunas
310.954.1113
Anna.Rakunas@icrinc.com

At Home Group Inc.

Bethany Perkins

972.265.1326

InvestorRelations@AtHome.com

HOME-F